Exhibit (a)(25)


          TEXAS  UTILITIES  COMPANY
          ENERGY PLAZA . 1601 BRYAN STREET . DALLAS, TEXAS 75201 .
          (214) 812-4600                                             NEWS
                                                                    RELEASE
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          NOT FOR RELEASE, PUBLICATION OR DISTRIBUTION
          IN OR INTO CANADA, AUSTRALIA OR JAPAN

                                                      FOR IMMEDIATE RELEASE
                                                      ---------------------

                      TEXAS UTILITIES OFFER FOR THE ENERGY GROUP


          DALLAS, TEXAS -- May 6, 1998 -- In accordance with the terms of the Texas Utilities Company (NYSE:TXU) Offer, and as required by applicable law and the City Code, Texas Utilities announces that its cash offer for The Energy Group PLC (NYSE/LSE:TEG) has been extended and will remain open until 1:00 p.m. (London time), 8:00 a.m. (New York City time) on May 19, 1998.

          Texas Utilities is offering 840 pence per Energy Group Share and a limited share alternative with a value equal to 865 pence per Energy Group Share, determined as, and subject to the limitations, referred to in the offer document dated March 10, 1998. The Texas Utilities Offer has been recommended by the directors of The Energy Group and has not been declared final and Texas Utilities has reserved the right to increase its offer in the event of a higher competing bid.

          By 10:00 p.m. (London time), 5:00 p.m. (New York City time) on May 5, 1998, valid acceptances of the Texas Utilities Offer had been received, and not withdrawn, in respect of a total of 25,002,086 Energy Group Shares and 4,081,372 Energy Group ADSs, representing, in aggregate, 41,327,574 Energy Group Shares or approximately 7.93% of The Energy Group's issued ordinary share capital (each Energy Group ADS represents four Energy Group Shares). Of these, elections for the Share Alternative had been received in respect of 7,011,941 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 1.35% of The Energy Group's issued ordinary share capital, and elections for the Loan Note Alternative had been received in respect of 4,927,237 Energy Group Shares, representing approximately 0.95% of the said capital. None of these acceptances were received from persons acting in concert with Texas Utilities.

          Except for the 7,941,233 Energy Group Shares (including
          Energy Group Shares represented by Energy Group ADSs), representing approximately 1.52% of The Energy Group's issued ordinary share capital, held on January 23, 1998 (being the business day prior to the commencement of the offer period) by those persons deemed to be acting in concert with Texas Utilities, neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities held any Energy Group Shares (or rights over such shares) immediately prior to the commencement of the offer period.

          During the offer period:

          TU Acquisitions (a wholly owned subsidiary of Texas Utilities) has acquired 114,400,000 Energy Group Shares (representing approximately 21.96% of The Energy Group's issued ordinary share capital); and

          persons deemed to be acting in concert with Texas Utilities have acquired, in aggregate, 712,474 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.14% of The Energy Group's issued ordinary share capital, and have disposed of, in aggregate, 1,778,521 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 0.34% of the said capital, none of such acquisitions and disposals being connected with the Texas Utilities Offer.

          Except as disclosed in this announcement neither Texas Utilities nor any persons deemed to be acting in concert with Texas Utilities have acquired or agreed to acquire any Energy Group Shares (or rights over such shares) during the offer period.

          Consequently, as at 10:00 p.m. (London time), 5:00 p.m. (New York City time) on May 5, 1998, TU Acquisitions owned, had rights over or had received valid acceptances in respect of, in aggregate, 155,727,574 Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs), representing approximately 29.90% of The Energy Group's issued ordinary share capital.

          In accordance with the terms of the Texas Utilities Offer, TU Acquisitions hereby gives notice that it reserves the right to reduce the percentage of Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) required to satisfy the Acceptance Condition (as defined in the offer document dated March 10, 1998) to Energy Group Shares (including Energy Group Shares represented by Energy Group ADSs) carrying in aggregate more than 50% of the voting rights then exercisable at general meetings of The Energy Group (the minimum permitted level). Any such reduction of the Acceptance Condition will not be effected before May 14, 1998.

          There may be no further announcement concerning TU Acquisitions' intention to reduce the Acceptance Condition. Accordingly, holders of Energy Group Securities who have already accepted the Texas Utilities Offer but whose willingness to accept would be affected if the Acceptance Condition were reduced to the minimum permitted level may wish to consider withdrawing their acceptances now.

               Texas Utilities Company is an investor-owned holding company for energy service companies engaged in domestic and international electric and natural gas utility services, energy marketing, telecommunications, and other energy-related services.

                                      - E N D -



          FOR ADDITIONAL INFORMATION
              CONTACT:                  DAVID ANDERSON   OR   TIM HOGAN
                                        214/812-4641          214/812-2756
                                        DANDERSON@TU.COM      THOGAN@TU.COM

          MEDIA:                        JIM LAWRENCE          214/812-4073
                                        RAND LaVONN           214/812-3675